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                     January 20, 2023

       Darren Lui
       Chief Executive Officer
       Aptorum Group Ltd
       17 Hanover Square
       London W1S 1BN, United Kingdom

                                                        Re: Aptorum Group Ltd
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            Filed April 29,
2022
                                                            File No. 001-38764

       Dear Darren Lui:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Louis Taubman, Esq.